Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of (1) our report dated March 9, 2005 relating to the consolidated financial statements of Delta Air Lines, Inc. (which report expresses an unqualified opinion on the Company’s consolidated financial statements and includes explanatory paragraphs relating to the Company’s ability to continue as a going concern and the Company’s change in its method of accounting for goodwill and other intangible assets, effective January 1, 2002, to conform with Statement of Financial Accounting Standards No. 142) and (2) our report dated March 9, 2005 relating to management’s report on the effectiveness of internal control over financial reporting, both appearing in the Annual Report on Form 10-K of Delta Air Lines, Inc. for the year ended December 31, 2004.  We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 24, 2005 appearing in the Annual Report on Form 11-K of the Delta Family-Care Savings Plan for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
August 31, 2005